UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No.   )*


                                  Myogen, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    62856E104
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Louis S. Citron, Esq.
                            New Enterprise Associates
                    1119 St. Paul Street, Baltimore, MD 21202
                                 (410) 246-2927
--------------------------------------------------------------------------------
       (Name, Address and Telephone Number of Person Authorized to Receive
                           Notices and Communications)

                               September 29, 2004
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss.ss.240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box. [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 2 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 9, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 2 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 3 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 9, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 3 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 4 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       New Enterprise Associates 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 4 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 5 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Partners 10, Limited Partnership
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 5 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 6 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Presidents' Fund, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       WC
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 6 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 7 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       NEA Gereral Partners, L.P.
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       PN
================================================================================

                               Page 7 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 8 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Stewart Alsop II
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,744,779 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,744,779 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,744,779 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 8 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 9 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       M. James Barrett
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,203,690 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        4,203,690 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,203,690 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.8%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 9 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 10 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter J. Barris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 10 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 11 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       C. Richard Kramlich
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        140 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               140 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,555 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 11 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 12 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Peter T. Morris
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,744,779 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,744,779 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,744,779 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 12 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 13 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       John M. Nehra
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            2,544,725 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        2,544,725 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       2,544,725 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       7.1%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 13 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 14 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Charles W. Newhall III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        1,397 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,749,812 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               1,397 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,749,812 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,751,209 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 14 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 15 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Mark W. Perry
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            6,748,415 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        6,748,415 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       6,748,415 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       18.9%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 15 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 16 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Scott D. Sandell
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,203,690 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        4,203,690 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,203,690 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.8%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 16 of 30 pages

===================                                          ===================
CUSIP NO. 62856E104                   13D                    PAGE 17 OF 30 PAGES
===================                                          ===================

================================================================================
  1    NAMES OF REPORTING PERSONS.
       I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

       Eugene A. Trainor III
-----  -------------------------------------------------------------------------
  2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)(a)[_]
                                                                          (b)[_]

-----  -------------------------------------------------------------------------
  3    SEC USE ONLY


-----  -------------------------------------------------------------------------
  4    SOURCE OF FUNDS (SEE INSTRUCTIONS)

       AF
-----  -------------------------------------------------------------------------
  5    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
       ITEMS 2(d) or 2(e)  [_]

-----  -------------------------------------------------------------------------
  6    CITIZENSHIP OR PLACE OF ORGANIZATION

       United States
--------------------------------------------------------------------------------
                   7    SOLE VOTING POWER

                        0 shares
                 -----  --------------------------------------------------------
  NUMBER OF        8    SHARED VOTING POWER
   SHARES
BENEFICIALLY            4,203,690 shares
  OWNED BY       -----  --------------------------------------------------------
    EACH           9    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON               0 shares
    WITH         -----  --------------------------------------------------------
                  10    SHARED DISPOSITIVE POWER

                        4,203,690 shares
-----  -------------------------------------------------------------------------
 11    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       4,203,690 shares
-----  -------------------------------------------------------------------------
 12    CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
       (SEE INSTRUCTIONS)                                               [_]

-----  -------------------------------------------------------------------------
 13    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       11.8%
-----  -------------------------------------------------------------------------
 14    TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

       IN
================================================================================

                               Page 17 of 30 pages

                                  Schedule 13D

Item 1. Security and Issuer.
        -------------------

     This statement relates to the Common Stock, $.001 par value of Myogen, Inc. (the "Issuer") having its principal executive office at 7575 West 103rd Avenue, Suite 102, Westminster, Colorado 80021.

Item 2. Identity and Background.
        -----------------------

     This statement is being filed by New Enterprise Associates 9, Limited Partnership ("NEA 9"); New Enterprise Associates 10, Limited Partnership ("NEA 10") and NEA Presidents' Fund, L.P. ("Presidents Fund"), (NEA 9, NEA 10 and Presidents Fund are collectively referred to as the "Funds"); NEA Partners 9, Limited Partnership ("NEA Partners 9"), which is the sole general partner of NEA 9; NEA Partners 10, Limited Partnership ("NEA Partners 10"), which is the sole general partner of NEA 10; NEA General Partners, L.P. ("NEA General Partners"), which is the sole general partner of Presidents Fund, (NEA Partners 9, NEA Partners 10 and NEA General Partners are collectively referred to as the "GPLPs"); Stewart Alsop II ("Alsop"), M. James Barrett ("Barrett"), Peter J. Barris ("Barris"), C. Richard Kramlich ("Kramlich"), Peter T. Morris ("Morris"), John M. Nehra ("Nehra") Charles W. Newhall III ("Newhall"), Mark W. Perry ("Perry"), Scott D. Sandell ("Sandell") and Eugene A. Trainor III ("Trainor" and together with Alsop, Barrett, Barris, Kramlich, Morris, Nehra, Newhall, Perry and Sandell, the "General Partners"). Alsop, Barris, Kramlich, Morris, Nehra, Newhall and Perry are individual general partners of NEA Partners 9. Alsop, Barrett, Barris, Kramlich, Morris, Newhall, Perry, Sandell and Trainor are individual general partners of NEA Partners 10. Barris, Kramlich, Nehra, Newhall and Perry are individual general partners of NEA General Partners. The persons named in this paragraph are referred to individually herein as a "Reporting Person" and collectively as the "Reporting Persons."

     The address of the principal business office of NEA 9, NEA Partners 9, NEA 10, NEA Partners 10, Presidents Fund, NEA General Partners, Barrett, Nehra, Newhall and Trainor is New Enterprise Associates, 1119 St. Paul Street, Baltimore, Maryland 21202. The address of the principal business office of Alsop, Kramlich, Morris, Perry and Sandell is New Enterprise Associates, 2490 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Barris is 11951 Freedom Drive, Suite 1240, Reston, Virginia 20190.

     The principal business of NEA 9, NEA 10 and Presidents Fund is to invest in and assist growth-oriented businesses located principally in the United States. The principal business of NEA Partners 9 is to act as the sole general partner of NEA 9. The principal business of NEA Partners 10 is to act as the sole general partner of NEA 10. The principal business of NEA General Partners is to act as the sole general partner of Presidents Fund. The principal business of each of the General Partners is to act as a general partner of NEA Partners 9, NEA Partners 10 and NEA General Partners and a number of affiliated partnerships with similar businesses.

     During the five years prior to the date hereof, none of the Reporting Persons has been convicted in a criminal proceeding or has been a party to a civil proceeding ending in a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws or finding any violation with respect to such laws.

     Each of the Funds and the GPLPs is a limited partnership organized under the laws of the State of Delaware. Each of the General Partners is a United States citizen.

Item 3. Source and Amount of Funds or Other Consideration.
        -------------------------------------------------

                               Page 18 of 30 pages

     On September 29, 2004, NEA 10 purchased an additional 858,235 shares of Common Stock, $.001 par value per share (the "New NEA 10 Shares") from the Issuer in a private transaction for $6.50 per share for a total purchase price of $5,578,527.50. In connection with this transaction, NEA 10 also acquired a warrant to purchase 171,647 shares of the Issuer's Common Stock (the "Warrant Shares"). The aggregate purchase price for the NEA 10 Shares and the Warrant Shares was $5,599,983.38. The warrant becomes fully exercisable on March 30, 2005 and expires on September 29, 2009. The working capital of NEA 10 was the source of the funds for the purchase. No part of the purchase price paid by NEA 10 was represented by funds or other consideration borrowed or otherwise obtained for the purpose of acquiring, holding, trading or voting the New NEA 10 Shares or the Warrant Shares.

Item 4. Purpose of Transaction.
        ----------------------

     NEA 10 acquired the New NEA 10 Shares and Warrant Shares for investment purposes. Depending on market conditions, its continuing evaluation of the business and prospects of the Issuer and other factors, NEA 10 and other Reporting Persons may dispose of or acquire additional shares of the Issuer. Sigrid Van Bladel ("Van Bladel") is a member of the Issuer's board of directors. Van Bladel is a limited partner of certain of the GPLPs, but does not have voting or dispositive power with respect to the shares held by NEA 9, NEA 10 or Presidents Fund. Except as set forth above, none of the Reporting Persons has any present plans which relate to or would result in:

          (a) The acquisition by any person of additional securities of the Issuer, or the disposition of securities of the Issuer;

          (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Issuer or any of its subsidiaries;

          (c) A sale or transfer of a material amount of assets of the Issuer or any of its subsidiaries;

          (d) Any change in the present board of directors or management of the Issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board;

          (e) Any material change in the present capitalization or dividend policy of the Issuer;

          (f) Any other material change in the Issuer's business or corporate structure;

          (g) Changes in the Issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the Issuer by any person;

          (h) Causing a class of securities of the Issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

          (i) A class of equity securities of the Issuer becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934; or

          (j)  Any action similar to any of those enumerated above.

                               Page 19 of 30 pages

Item 5. Interest in Securities of the Issuer.
        ------------------------------------

          (a) NEA 9 is the record owner of 2,541,089 shares of Common Stock (the "NEA 9 Shares"). As the sole general partner of NEA 9, NEA Partners 9 may be deemed to own beneficially the NEA 9 Shares. NEA 10 is the record owner of 4,203,690 shares of Common Stock (the "NEA 10 Shares"). As the sole general partner of NEA 10, NEA Partners 10 may be deemed to own beneficially the NEA 10 Shares. Presidents Fund is the record owner of 3,636 shares of Common Stock (the "Presidents Fund Shares"). As the sole general partner of Presidents Fund, NEA General Partners may be deemed to own beneficially the Presidents Fund Shares. Kramlich is the record owner of 140 shares of Common Stock. Newhall is the record owner of 1,397 shares of Common Stock and his spouse, Amy L. Newhall, is the record owner of 1,397 shares of Common Stock. Newhall disclaims beneficial ownership of the Record Shares held by his wife, Amy L. Newhall. By virtue of their relationship as affiliated limited partnerships, whose general partners have overlapping individual general partners, each of the Funds may be deemed to share the power to direct the disposition and vote of the NEA 9 Shares, the NEA 10 Shares and the Presidents Fund Shares for an aggregate of 6,748,415 shares (the "Record Shares"). As general partners of the Funds, each of the GPLPs may also be deemed to own beneficially the Record Shares. As individual general partners of NEA Partners 9, NEA Partners 10 and NEA General Partners, Barris, Kramlich, Newhall and Perry may be deemed to own beneficially the Record Shares. As individual general partners of NEA Partners 9 and NEA Partners 10, Alsop and Morris may be deemed to own beneficially the NEA 9 Shares and the NEA 10 Shares. As individual general partners of NEA Partners 10, Barrett, Sandell and Trainor may be deemed to own beneficially the NEA 10 Shares. As an individual general partner of NEA Partners 9 and NEA General Partners, Nehra may be deemed to own beneficially the NEA 9 Shares and the Presidents Fund Shares.

               NEA 9, NEA Partners 9, NEA 10, NEA Partners 10, Presidents Fund, NEA General Partners, Alsop, Barris, Kramlich, Morris, Newhall and Perry may be deemed to own beneficially 18.9% of the Issuer's Common Stock; Barrett, Sandell and Trainor may be deemed to own beneficially 11.8% of the Issuer's Common Stock and Nehra may be deemed to own beneficially 7.1% of the Issuer's Common Stock, which percentages are calculated based upon 26,521,144 shares of Common Stock reported to be outstanding in the Issuer's Quarterly Report on Form 10-Q which was filed on August 9, 2004 with the Securities and Exchange Commission and 9,195,400 shares offered in a private placement on September 29, 2004, for a total of 35,716,544 shares outstanding. Each of the Reporting Persons, except NEA 10, disclaims beneficial ownership of the NEA 10 Shares. Each of the Reporting Persons, except NEA 9, disclaims beneficial ownership of the NEA 9 Shares. Each of the Reporting Persons, except Presidents Fund, disclaims beneficial ownership of the Presidents Fund Shares. All of the General Partners disclaim beneficial ownership of the NEA 9, NEA 10 and Presidents Fund shares, other than his or her pecuniary interest therein, if any. Newhall disclaims beneficial ownership of the Record Shares held by his wife, Amy L. Newhall.

          (b)  Regarding the number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:

                    0 shares for each Reporting Person except Kramlich and Newhall. 140 shares for Kramlich. 1,397 shares for Newhall.

               (ii) shared power to vote or to direct the vote:

                               Page 20 of 30 pages

                    6,748,415 shares for NEA 9, NEA Partners 9, NEA 10, NEA Partners 10, Presidents Fund, NEA General Partners, Barris, Kramlich and Perry. 6,744,779 shares for Alsop and Morris. 4,203,690 shares for Barrett, Sandell and Trainor. 2,544,725 shares for Nehra. 6,749,812 shares for Newhall.

               (iii) sole power to dispose or to direct the disposition:

                    0 shares for each Reporting Persons except Kramlich and Newhall. 140 shares for Kramlich. 1,397 shares for Newhall.

               (iv) shared power to dispose or to direct the disposition:

                    6,748,415 shares for NEA 9, NEA Partners 9, NEA 10, NEA Partners 10, Presidents Fund, NEA General Partners, Barris, Kramlich and Perry. 6,744,779 shares for Alsop and Morris. 4,203,690 shares for Barrett, Sandell and Trainor. 2,544,725 shares for Nehra. 6,749,812 shares for Newhall.

          (c) Except as set forth above, none of the Reporting Persons has effected any transaction in the Common Stock during the last 60 days.

          (d) No other person is known to have the right to receive or the power to direct the receipt of dividends from, or any proceeds from the sale of, Record Shares beneficially owned by any of the Reporting Persons.

          (e) Nancy L. Dorman retired as a general partner of NEA Partners 9 and NEA Partners 10 on June 1, 2004 and retired as a general partner of NEA General Partners on May 31, 2004. Ronald H. Kase retired as a general partner of NEA Partners 9, NEA Partners 10 and NEA General Partners on January 1, 2004. Thomas C. McConnell retired as a general partner of NEA Partners 9 and NEA Partners 10 on May 31, 2004 and retired as a general partner of NEA General Partners on June 1, 2004. As a result, Dorman, Kase and McConnell ceased to own beneficially five percent (5%) or more of the Issuer's Common Stock.

Item 6. Contracts, Arrangements, Undertakings or Relationships with Respect to
        ----------------------------------------------------------------------
        Securities of the Issuer.
        ------------------------

     Not applicable.

Item 7. Material to be Filed as Exhibits.
        --------------------------------

     Exhibit 1 - Agreement regarding filing of joint Schedule 13D.

     Exhibit 2 - Powers of Attorney regarding Schedule 13D filings.

                               Page 21 of 30 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Date: October 12, 2004

NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By: NEA PARTNERS 9, LIMITED PARTNERSHIP


    By:
        -------------------------------------------
        Eugene A. Trainor III as Attorney-in-Fact

NEA PARTNERS 9, LIMITED PARTNERSHIP


By:
    -------------------------------------------
    Eugene A. Trainor III as Attorney-in-Fact

NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP


        By:
            ----------------------------------------
            Eugene A. Trainor III, General Partner

NEA PARTNERS 10, LIMITED PARTNERSHIP


By:
    ----------------------------------------
    Eugene A. Trainor III, General Partner

NEA PRESIDENTS' FUND, L.P.

By: NEA GENERAL PARTNERS, L.P.


        By:
            -------------------------------------------
            Eugene A. Trainor III as Attorney-in-Fact

NEA GENERAL PARTNERS, L.P.


By:
    -------------------------------------------
    Eugene A. Trainor III as Attorney-in-Fact


          *
--------------------------
Stewart Alsop II


                               Page 22 of 30 pages

          *
--------------------------
M. James Barrett


          *
--------------------------
Peter J. Barris


          *
--------------------------
C. Richard Kramlich


          *
--------------------------
Peter T. Morris


          *
--------------------------
John M. Nehra


          *
--------------------------
Charles W. Newhall III


          *
--------------------------
Mark W. Perry


          *
--------------------------
Scott D. Sandell


          *
--------------------------
Eugene A. Trainor III



                                        *By: /s/ Louis S. Citron
                                             -----------------------------------
                                             Louis S. Citron as Attorney-in-Fact


--------------------------------------------------------------------------------

This Schedule 13G was executed by Louis S. Citron pursuant to Powers of Attorney which are being filed with the Securities and Exchange Commission with this
Schedule 13G filing for Myogen, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.


                               Page 23 of 30 pages

                                                                       EXHIBIT 1
                                                                       ---------

                                    AGREEMENT

     Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Myogen, Inc.

     EXECUTED as a sealed instrument this 12th day of October, 2004.


NEW ENTERPRISE ASSOCIATES 9, LIMITED PARTNERSHIP

By: NEA PARTNERS 9, LIMITED PARTNERSHIP


        By:
            -------------------------------------------
            Eugene A. Trainor III as Attorney-in-Fact


NEA PARTNERS 9, LIMITED PARTNERSHIP


By:
    -------------------------------------------
    Eugene A. Trainor III as Attorney-in-Fact


NEW ENTERPRISE ASSOCIATES 10, LIMITED PARTNERSHIP

By: NEA PARTNERS 10, LIMITED PARTNERSHIP


        By:
            -----------------------------------------
            Eugene A. Trainor III, General Partner


NEA PARTNERS 10, LIMITED PARTNERSHIP


By:
    ----------------------------------------
    Eugene A. Trainor III, General Partner


NEA PRESIDENTS' FUND, L.P.

By: NEA GENERAL PARTNERS, L.P.


        By:
            -------------------------------------------
            Eugene A. Trainor III as Attorney-in-Fact


                               Page 24 of 30 pages

NEA GENERAL PARTNERS, L.P.


By:
    -----------------------------------------
    Eugene A. Trainor III as Attorney-in-Fact


          *
--------------------------
Stewart Alsop II


          *
--------------------------
M. James Barrett


          *
--------------------------
Peter J. Barris


          *
--------------------------
C. Richard Kramlich


          *
--------------------------
Peter T. Morris


          *
--------------------------
John M. Nehra


          *
--------------------------
Charles W. Newhall III


          *
--------------------------
Mark W. Perry


          *
--------------------------
Scott D. Sandell


          *
--------------------------
Eugene A. Trainor III

                                        *By: /s/ Louis S. Citron
                                             -----------------------------------
                                             Louis S. Citron as Attorney-in-Fact


--------------------------------------------------------------------------------

                               Page 25 of 30 pages

This Schedule 13D was executed by Louis S. Citron pursuant to Powers of Attorney which are being filed with the Securities and Exchange Commission with this
Schedule 13D filing for Myogen, Inc., which Powers of Attorney are incorporated herein by reference and copies of which are attached hereto as Exhibit 2.
































                               Page 26 of 30 pages

                                                                       EXHIBIT 2
                                                                       ---------


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 1st day of January, 2001.

                                              /s/ Stewart Alsop II
                                              ----------------------------------
                                              Stewart Alsop II


                                              /s/ Peter J. Barris
                                              ----------------------------------
                                              Peter J. Barris


                                              /s/ Nancy L. Dorman
                                              ----------------------------------
                                              Nancy L. Dorman


                                              /s/ Ronald Kase
                                              ----------------------------------
                                              Ronald Kase


                                              /s/ C. Richard Kramlich
                                              ----------------------------------
                                              C. Richard Kramlich


                                              /s/ Arthur J. Marks
                                              ----------------------------------
                                              Arthur J. Marks


                                              /s/ Thomas C. McConnell
                                              ----------------------------------
                                              Thomas C. McConnell


                                              /s/ Peter T. Morris
                                              ----------------------------------
                                              Peter T. Morris


                               Page 27 of 30 pages

                                              /s/ John M. Nehra
                                              ----------------------------------
                                              John M. Nehra


                                              /s/ Charles W. Newhall III
                                              ----------------------------------
                                              Charles W. Newhall III


                                              /s/ Mark W. Perry
                                              ----------------------------------
                                              Mark W. Perry


                                              /s/ Scott D. Sandell
                                              ----------------------------------
                                              Scott D. Sandell












                               Page 28 of 30 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III, Louis S. Citron and Eugene A. Trainor III, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 19th day of October, 2001.


                                                   /s/ Michael James Barrett
                                                   ---------------------------
                                                   Michael James Barrett












                               Page 29 of 30 pages

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that the person whose signature appears below hereby constitutes and appoints Nancy L. Dorman, Charles W. Newhall III and Louis S. Citron, and each of them, with full power to act without the others, his true and lawful attorney-in-fact, with full power of substitution, to sign any and all instruments, certificates and documents that may be necessary, desirable or appropriate to be executed on behalf of himself as an individual or in his capacity as a general partner of any partnership, pursuant to section 13 or 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, Inc., granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary, desirable or appropriate, fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitutes, may lawfully do or cause to be done by virtue hereof.

     IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 21st day of April, 2002.


                                                 /s/ Eugene A. Trainor III
                                                 -----------------------------
                                                 Eugene A. Trainor III












                               Page 30 of 30 pages